Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1706045 Ontario Limited Stock Option Plan, as amended, the LiveLOOK, Inc. 2008 Equity Incentive Plan, the MICROS Systems, Inc. 1991 Stock Option Plan, as amended, and the TOA Technologies, Inc. Fourth Amended and Restated 2003 Incentive Plan of our reports dated June 26, 2014, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 27, 2014